Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 1, 2021, is by and among Energy Transfer Operating, L.P., a Delaware limited partnership (“ETO”), Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (“SXL”), and Sunoco Logistics Partners GP LLC, a Delaware limited liability company (“SXL GP” and together with ETO and SXL, the “Parties”).

RECITALS

WHEREAS, in connection with certain internal restructuring transactions contemplated by ETO and certain of its affiliates, and in furtherance thereof, the Parties desire for SXL and SXL GP to merge with and into ETO (the “Merger”), with ETO surviving the Merger as the Surviving Entity (as defined below);

WHEREAS, the Parties desire to enter into this Agreement to effectuate the Merger; and

WHEREAS, each of the Board of Directors of LE GP, LLC, a Delaware limited liability company and the sole general partner of Energy Transfer LP, a Delaware limited partnership and the holder of all common units representing limited partner interests in ETO, and the Board of Directors of Energy Transfer Partners, L.L.C., a Delaware limited liability company and the sole general partner of Energy Transfer Partners GP, L.P., a Delaware limited partnership and the sole general partner of ETO, the direct holder of all membership interests in SXL GP and the holder of all common units representing limited partner interests, and the indirect holder of the general partner interest, in SXL, has by written consent approved this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 Merger. At the Effective Time (as defined below), upon the terms and subject to the conditions hereof and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), SXL and SXL GP shall be merged with and into ETO, whereupon the separate existence of each of SXL and SXL GP shall cease and ETO shall continue its existence as the surviving limited partnership under the laws of the State of Delaware (the “Surviving Entity”).

Section 1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, the Merger will become effective immediately upon the filing of the certificate of merger with the Secretary of State of the State of Delaware, or such later date and time as may be specified in such Certificate of Merger (the “Effective Time”).

Section 1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the Delaware LP Act.

Section 1.4 Cancellation of SXL Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all limited partner interests and the general partner interest in SXL shall be canceled for no consideration.

Section 1.5 Cancellation of SXL GP Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all limited liability company interests in SXL GP shall be canceled for no consideration.

ARTICLE II

THE SURVIVING ENTITY

Section 2.1 Certificate of Limited Partnership. At the Effective Time and without any further action on the part of the Parties or otherwise, the certificate of limited partnership of ETO, as in effect immediately prior to the Effective Time, shall continue to be the certificate of limited partnership of the Surviving Entity until altered, amended or repealed in accordance with applicable law.

Section 2.2 Agreement of Limited Partnership. At the Effective Time and without any further action on the part of the Parties or otherwise, the agreement of limited partnership of ETO, as in effect immediately prior to the Effective Time, shall continue to be the agreement of limited partnership of the Surviving Entity until altered, amended or repealed in accordance with the provisions thereof or applicable law.

ARTICLE III

MISCELLANEOUS

Section 3.1 Captions and Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part, or to affect the construction or interpretation, of any provision of this Agreement. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 3.2 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to any conflicts of law principles.

Section 3.3 Further Assurances. The Parties shall execute and deliver such further instruments of conveyance, transfer and assignment, including filing the necessary documents with the Secretary of State of Delaware to complete the Merger and will take such other actions as either of them may reasonably request of the other to effectuate the purposes of this Agreement and to carry out the terms hereof.

Section 3.4 Complete Agreement. This Agreement contains the complete agreement among the Parties with respect to the Merger and supersedes all prior agreements and understandings with respect to the Merger.

Section 3.5 Successors; Binding Effect; Third Parties. This Agreement shall be binding on the successors of ETO, SXL and SXL GP. Nothing herein expressed or implied is intended or is to be construed to confer upon or give to any person, other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under, or by reason of, this Agreement.

Section 3.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

ENERGY TRANSFER OPERATING, L.P.

By:	Energy Transfer Partners GP, L.P.,
its general partner

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Co-Chief Executive Officer

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

By:	Sunoco Logistics Partners GP LLC,
its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Co-Chief Executive Officer

SUNOCO LOGISTICS PARTNERS GP LLC

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Co-Chief Executive Officer

SIGNATURE PAGE TO

MERGER AGREEMENT